SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 21, 2008 (April 15, 2008)

ENTERPRISE BANCORP, INC.

(exact name of registrant as specified in charter)

Massachusetts	0-21021	04-3308902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merrimack Street Lowell, Massachusetts		01852
(address of principal executive offices)		(Zip Code)

(978) 459-9000

(Registrant’s telephone number, including area code)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Election of Directors

On April 15, 2008, in accordance with authority provided under the by-laws of Enterprise Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Enterprise Bank and Trust Company (the “Bank”), Michael T. Putziger was elected to the Board of Directors of both the Company and the Bank by a vote adopted jointly by the Board of Directors of both entities.  Mr. Putziger was elected to the class of directors whose term expires in 2010.

Mr. Putziger has nearly forty years of experience as an attorney representing banks of all charter types and their holding companies in connection with general corporate matters, strategic transactions and real estate lending activities.  He has practiced with the law firm Murtha Cullina LLP (formerly Roche Carens & DeGiacomo) since 1970, and after many years as a partner now serves in the capacity of Counsel to the firm.  In addition to having served as an independent legal adviser to many banks and holding companies over the years, Mr. Putziger has also served in the past as a director of numerous banks and their holding companies, both publicly and privately owned.  Mr. Putziger currently serves as Vice Chairman of WinnCompanies, a privately held real estate development and management firm headquartered in Boston, Massachusetts, and also serves as the Chairman of the Board of Directors of Bank of Florida Corporation, a publicly traded bank holding company headquartered in Naples, Florida, and as a director of Lake Sunapee Bank FSB and its publicly traded holding company, New Hampshire Thrift Bancshares, Inc, headquartered in Newport, New Hampshire.

Mr. Putziger has no arrangement or understanding with any other person pursuant to which he has been elected to the Board of Directors of the Company and the Bank.

Mr. Putziger has not entered into, or become eligible to participate in, any material plan, contract or arrangement with or offered by the Company or the Bank in connection with his having been elected to the Board of Directors, other than his eligibility to receive fees in the ordinary course for his services as a director, and there has not been any grant or award of any equity or other compensation made by the Company or the Bank to Mr. Putziger as a result of his election to the Board.

Mr. Putziger, together with Arnold S. Lerner, the Company’s Vice Chairman of the Board of Directors, held approximately 18.6% in combined general partners’ interests in a partnership that was the sole beneficiary of a real estate trust that formerly owned certain premises used in the Bank’s operations.  The Bank purchased this property from such real estate trust in 2007 for a purchase price of $2,760,787.  Prior to such sale, the Bank had paid a total of $330,782 in lease payments to such real estate trust in 2007.  Mr. Putziger’s interest in such sale and lease proceeds totaled $400,377 and $44,920, respectively.  Mr. Putziger held a 25.0% interest in a real estate trust that formerly owned parking facilities used by Bank employees.  The Bank purchased this property from such real estate trust in 2007 for a purchase price of $187,500.  Mr. Putziger’s interest in such sale proceeds totaled $46,875.  Mr. Putziger also holds a limited partnership interest of approximately 13.7% in a partnership that that is the sole beneficiary of a real estate trust that leases the Bank’s headquarters from the U.S. National Park Service and in turn subleases the building to the Bank.  The Bank paid a total of $242,018 in lease payments to such real estate trust in 2007, of which Mr. Putziger’s interest was approximately $33,253.  The trustees of this real estate trust have verbally agreed to sell the trust’s leasehold interest in the building to the Bank for $2.5 million, subject to the parties’

further negotiation of a definitive agreement and approval of any such sale by the U.S. National Park Service.  If the trust were to sell its leasehold interest in the building to the Bank at such a price, then Mr. Putziger’s interest in the sale proceeds would be approximately $343,500.

Mr. Putziger has not been appointed to any Board committees as of the date of this report, and neither the Company nor the Bank has yet identified any Board committees to which Mr. Putziger is expected to be appointed to as of this time.

[Remainder of Page Intentionally Blank]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: April 21, 2008	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer
and Chief Financial Officer